AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

January 7, 2008

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC”), has determined to strike from listing and registration on the Exchange, the following:

Tarpon Industries, Inc.

Common Stock, No Par Value

Commission File Number – 001-32428

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Section 1003(a)(i) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years;

(b)

Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security of a company that is financially impaired; and

(c)

Section 1003(f)(v) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security of a company that has been selling for a substantial period of time at a low price per share, if the Company shall fail to effect a reverse stock split of such shares within a reasonable time after being notified that the Exchange deems such action to be appropriate under all the circumstances.

2.

The Common Stock of Tarpon Industries, Inc. (“Tarpon” or the “Company”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net (losses) as follows:

                    Years ended December 31,

      Net (Loss)

2006

    ($9,992,879)

2005

    ($7,309,490)

2004

    ($1,994,514)

2003

                              ($650,386)

                                       2002                                                ($766,480)

      Nine months ended September 30,

      Net (Loss)

2007

   ($11,231,525)

(b) At September 30, 2007, the Company reported stockholders’ equity (deficit) of ($10,231,186).

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On September 11, 2006, the Company was notified by the Amex that following a review of its quarterly report on Form 10-Q for the period ended June 30, 2006, Tarpon was not in compliance with Section 1003(a)(iv) of the Company Guide in that it had sustained losses which were so substantial in relation to its overall operations or its existing financial resources, or its financial condition had become so impaired that appeared questionable, in the opinion of the Exchange, as to whether the Company would be able to continue operations and/or meet its obligations as they matured.  The Company was given the opportunity to submit a business plan by September 26, 2006, outlining its plan to regain compliance with the Amex’s continued listing standards.

(b)

On September 26, 2006, the Company submitted its plan to regain compliance (the “Plan”).  On November 14, 2006, the Exchange notified Tarpon that it had accepted the Plan and granted the Company until January 31, 2007 to regain compliance with the continued listing standards (the “Plan Period”).

(c)

Subsequently, based on the Company having made progress in its Plan and having made a reasonable demonstration of its ability to regain compliance with the continued listing standards, Tarpon was granted additional extensions to its Plan Period on February 13, 2007 and July 17, 2007.  Most recently, the Company was granted an extension until September 30, 2007 to regain compliance.

(d)

After careful review of publicly available information and information provided by the Company, Staff determined that the Company did not regain compliance with the continued listing standards by the end of the Plan Period and that the Company no longer was making progress consistent with the timelines as set forth in its Plan (as revised).

(e)

On October 31, 2007, the Exchange notified Tarpon via letter that it was initiating delisting proceedings against the Company, based on Staff’s determination that the Company was not in compliance with all of the continued listing standards at the end of its Plan Period (the “Staff Determination”).  The letter also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by November 7, 2007.

(f)

The Company did not request a hearing before the Panel within the requisite time period or thereafter.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. James W. Bradshaw, Chief Executive Officer of the Company.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC